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                                                                      EX-99. B11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectus and the Statement of Additional Information, constituting parts of this amended Regis-tration Statement on Form N-1A, of our report dated October 30, 1995 relating to the financial statements, and financial highlights appearing in the Septem-ber 30, 1995 Annual Report to Shareholders of Vanguard Variable Insurance Fund. We also consent to the references to us under the headings "Financial High-lights" and "General Information" in the Prospectus and "Financial Statements" in the Statement of Additional Information.

Price Waterhouse LLP
Philadelphia, Pa

February 14, 1996